Exhibit 3.1

AMENDMENT TO THE
BYLAWS
OF
99¢ ONLY STORES
(A CALIFORNIA CORPORATION)

Approved November 30, 2007

ARTICLE VI

Section 10.    CERTIFICATES FOR SHARES. Shares of the corporation’s stock may be certificated or uncertificated, as provided by Section 416 of the General Corporation Law of the State of California.  All certificates of stock of the corporation shall be numbered and shall be entered in the books of the Corporation as they are issued.  They shall exhibit the holder’s name and number of shares and shall be signed by the Chairman or a Vice Chairman or the President or a Vice President and by the Chief Financial Officer or an Assistant Treasurer or the Secretary or an Assistant Secretary.  Any or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the time of its issue.